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                                                                    Exhibit 23-b

                          Independent Auditors' Consent

To the Stockholders and Board of Directors
POSCO HULS Co., Ltd.

We consent to incorporation by reference in the registration statement (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 10, 1998, relating to the balance sheets of POSCO HULS Co., Ltd. as of December 31, 1997 and 1996, and the statements of earnings, appropriation (disposition) of retained earnings (deficit) and cash flows for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1997 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                          /s/ KPMG San Tong Corp.

Seoul, Korea
March 23, 1998